Exhibit 99.1

Itron Reports Fourth Quarter and Full Year 2016 Financial Results

Announces $50 Million Share Repurchase Authorization

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--February 28, 2017--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its fourth quarter and full year ended Dec. 31, 2016. Highlights include:

  Quarterly and full year revenues of $495.7 million and $2.0 billion;
  Quarterly and full year gross margin of 31.6 percent and 32.8 percent;
  Quarterly and full year GAAP net income of $11.6 million and $31.8 million;
  Quarterly and full year GAAP diluted earnings per share of 30 cents and 82 cents; and
  Quarterly and full year non-GAAP diluted earnings per share of 68 cents and $2.54.

“Itron’s fourth quarter results reflect a strong finish to a year of significant improvement in financial and operational performance,” said Philip Mezey, Itron’s president and chief executive officer. “Highlights from the quarter include improved earnings and robust revenue growth in the Electricity segment driven by growth in smart solutions. Adjusted EBITDA increased by more than 50 percent to $54 million driven by our focus on predictability, profitability and growth. This level of EBITDA equates to 11 percent of revenues, demonstrating that we are making progress toward our mid-teens goal. In addition, the board's authorization of a new share repurchase program reflects confidence in Itron’s profitable growth initiatives, financial flexibility and long-term business outlook."

Summary of Fourth Quarter Consolidated Financial Results
(All comparisons made are against the prior year period unless otherwise noted)

Revenue

Total revenue was $495.7 million in the fourth quarter of 2016 compared with $496.4 million in the fourth quarter of 2015. Foreign currency exchange rates unfavorably affected revenue by $7 million compared with the prior year. In addition, strong revenue growth in the Electricity segment, which grew 13 percent, offset decreases in the Gas and Water segments.

Gross Margin

Gross margin was 31.6 percent compared with the prior year period margin of 30.7 percent. The improvement in gross margin was driven by favorable product mix and reduced warranty expense, partially offset by increased variable compensation.

Operating Expenses

Operating expenses were $125.9 million compared with $136.0 million in 2015. The decrease was due primarily to lower legal costs and reduced headcount in general and administrative departments, which was partially offset by higher variable compensation and restructuring costs.

Operating Income, Net Income, Earnings per Share

Operating income improved to $30.8 million compared with operating income of $16.4 million in 2015. Non-GAAP operating income improved to $44.7 million compared with $25.9 million in 2015.

Net income for the quarter was $11.6 million, or 30 cents per diluted share, compared with net income of $9.0 million, or 23 cents per diluted share, in 2015. Non-GAAP net income for the quarter was $26.4 million, or 68 cents per diluted share, compared with $17.4 million, or 45 cents per diluted share, in 2015.

The increases in GAAP and non-GAAP operating income were driven by improved gross margin and lower operating expenses. GAAP and non-GAAP net income and earnings per share reflect the company’s increased operating income partially offset by a higher effective tax rate. The increased tax rate was due to the mix of taxable income by jurisdiction and discrete items.

Fourth Quarter and Full Year Cash Flow

Cash provided by operating activities was $34.0 million in the fourth quarter of 2016 compared with $53.2 million in 2015. Non-GAAP free cash flow was $21.0 million in the fourth quarter compared with $42.6 million in the prior year. The decreases in quarterly cash from operations and free cash flow over the prior year were primarily driven by timing of accounts payable, timing of remittances on certain large contracts and a $2.4 million increase in capital expenditures.

For the full year, cash from operating activities totaled $115.8 million in 2016 compared with $73.4 million in 2015. Free cash flow was $72.3 million in 2016 compared with $29.4 million in 2015. The increases in cash from operations and free cash flow over the prior year were primarily driven by increased profitability and reduced inventory, partially offset by the timing of remittances on certain large contracts. Capital expenditures were flat year-over-year at approximately $44 million.

Other Measures

Bookings in the quarter totaled $653 million. Total backlog was $1.7 billion and 12-month backlog was $761 million at 2016 year end, compared with $1.6 billion and $836 million at 2015 year end, respectively.

Share Repurchase Program

On Feb. 23, 2017, the board of directors authorized a new program to repurchase up to $50 million of Itron common stock over a 12-month period beginning Feb. 23, 2017. Repurchases under the program will be made in the open market in accordance with applicable securities laws.

Financial Guidance – Full Year 2017

Itron’s guidance for the full year 2017 is as follows:

  Revenue between $1.9 and $2.0 billion
  Non-GAAP diluted EPS between $2.80 and $3.10

This guidance assumes foreign currency exchange rates remain consistent with current levels on average in 2017, average fully diluted shares outstanding of approximately 39.5 million for the year and a non-GAAP effective tax rate for the year of approximately 35 percent. A reconciliation of forward-looking non-GAAP diluted EPS to the GAAP diluted EPS has not been provided because we are unable to predict with reasonable certainty the potential amount or timing of restructuring and acquisition-related expenses and their related tax effects without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP results for the guidance period.

Earnings Conference Call

Itron will host a conference call to discuss the financial results and guidance contained in this release at 5 p.m. EST on Feb. 28, 2017. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be made available for one year at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through March 5, 2017. To access the telephone replay, dial 888-203-1112 (Domestic) or 719-457-0820 (International) and enter passcode 8093200.

About Itron

Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world. Join us: www.itron.com.

Itron® is a registered trademark of Itron, Inc. All third party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Forward Looking Statements

This release contains forward-looking statements within in the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our expectations about revenues, operations, financial performance, earnings, earnings per share, cash flows and restructuring activities including headcount reductions and other cost savings initiatives. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of the factors that we believe could affect our results include our ability to execute on our restructuring plan, our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2015 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, adjusted EBITDA margin, constant currency and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. The company believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues	$495,713	$496,448	$2,013,186	$1,883,533
Cost of revenues	339,050	344,029	1,352,866	1,326,848
Gross profit	156,663	152,419	660,320	556,685

Operating expenses
Sales and marketing	39,846	38,078	158,883	161,380
Product development	40,123	35,935	168,209	162,334
General and administrative	32,034	52,520	162,815	155,715
Amortization of intangible assets	6,110	7,943	25,112	31,673
Restructuring	7,796	1,565	49,090	(7,263)
Total operating expenses	125,909	136,041	564,109	503,839

Operating income	30,754	16,378	96,211	52,846
Other income (expense)
Interest income	271	321	865	761
Interest expense	(2,604)	(2,953)	(10,948)	(12,289)
Other income (expense), net	(427)	(1,213)	(1,501)	(4,216)
Total other income (expense)	(2,760)	(3,845)	(11,584)	(15,744)

Income before income taxes	27,994	12,533	84,627	37,102
Income tax provision	(15,325)	(3,039)	(49,574)	(22,099)
Net income	12,669	9,494	35,053	15,003
Net income attributable to noncontrolling interests	1,020	508	3,283	2,325
Net income attributable to Itron, Inc.	$11,649	$8,986	$31,770	$12,678

Earnings per common share - Basic	$0.30	$0.23	$0.83	$0.33
Earnings per common share - Diluted	$0.30	$0.23	$0.82	$0.33

Weighted average common shares outstanding - Basic	38,283	37,912	38,207	38,224
Weighted average common shares outstanding - Diluted	39,028	38,256	38,643	38,506

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues
Electricity	$245,589	$217,307	$938,374	$820,306
Gas	135,769	142,706	569,476	543,805
Water	114,355	136,435	505,336	519,422
Total Company	$495,713	$496,448	$2,013,186	$1,883,533

Gross profit
Electricity	$71,837	$62,116	$282,677	$225,446
Gas	46,907	50,705	205,063	185,559
Water	37,919	39,598	172,580	145,680
Total Company	$156,663	$152,419	$660,320	$556,685

Operating income (loss)
Electricity	$17,195	$16,146	$68,287	$31,104
Gas	18,002	22,485	66,813	67,471
Water	8,559	8,449	37,266	19,864
Corporate unallocated	(13,002)	(30,702)	(76,155)	(65,593)
Total Company	$30,754	$16,378	$96,211	$52,846

METER AND MODULE SUMMARY

(Units in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Meters
Standard	3,520	4,020	15,540	17,560
Advanced and Smart	2,440	1,960	9,340	7,290
Total meters	5,960	5,980	24,880	24,850

Stand-alone communication modules
Advanced and Smart	1,510	1,590	5,980	5,840

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	December 31, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$133,565	$131,018
Accounts receivable, net	351,506	330,895
Inventories	163,049	190,465
Other current assets	84,346	106,562
Total current assets	732,466	758,940

Property, plant, and equipment, net	176,458	190,256
Deferred tax assets noncurrent, net	94,113	109,387
Other long-term assets	50,129	51,679
Intangible assets, net	72,151	101,932
Goodwill	452,494	468,122
Total assets	$1,577,811	$1,680,316

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$172,711	$185,827
Other current liabilities	43,625	78,630
Wages and benefits payable	82,346	76,980
Taxes payable	10,451	14,859
Current portion of debt	14,063	11,250
Current portion of warranty	24,874	36,927
Unearned revenue	64,976	73,301
Total current liabilities	413,046	477,774

Long-term debt	290,460	358,915
Long-term warranty	18,428	17,585
Pension benefit obligation	84,498	85,971
Deferred tax liabilities noncurrent, net	3,073	1,723
Other long-term obligations	117,953	115,645
Total liabilities	927,458	1,057,613

Equity
Preferred stock	-	-
Common stock	1,270,467	1,246,671
Accumulated other comprehensive loss, net	(229,327)	(200,607)
Accumulated deficit	(409,536)	(441,306)
Total Itron, Inc. shareholders' equity	631,604	604,758
Noncontrolling interests	18,749	17,945
Total equity	650,353	622,703
Total liabilities and equity	$1,577,811	$1,680,316

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Twelve Months Ended December 31,
	2016	2015
Operating activities
Net income	$35,053	$15,003
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68,318	75,993
Stock-based compensation	18,035	14,089
Amortization of prepaid debt fees	1,076	2,128
Deferred taxes, net	13,790	1,488
Restructuring, non-cash	7,188	976
Other adjustments, net	4,309	2,003
Changes in operating assets and liabilities:
Accounts receivable	(27,162)	(9,009)
Inventories	22,343	(52,737)
Other current assets	20,705	12,512
Other long-term assets	(339)	(3,721)
Accounts payable, other current liabilities, and taxes payable	(37,312)	(7,060)
Wages and benefits payable	7,808	(10,866)
Unearned revenue	(25,810)	11,943
Warranty	(10,246)	20,161
Other operating, net	18,086	447
Net cash provided by operating activities	115,842	73,350

Investing activities
Acquisitions of property, plant, and equipment	(43,543)	(43,918)
Business acquisitions, net of cash equivalents acquired	(951)	(5,754)
Other investing, net	(3,034)	721
Net cash used in investing activities	(47,528)	(48,951)

Financing activities
Proceeds from borrowings	15,877	113,467
Payments on debt	(79,119)	(62,998)
Issuance of common stock	2,891	2,663
Repurchase of common stock	-	(38,283)
Other financing, net	(2,672)	(7,109)
Net cash provided by (used in) financing activities	(63,023)	7,740

Effect of foreign exchange rate changes on cash and cash equivalents	(2,744)	(13,492)
Increase in cash and cash equivalents	2,547	18,647
Cash and cash equivalents at beginning of period	131,018	112,371
Cash and cash equivalents at end of period	$133,565	$131,018

Itron, Inc.
About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, constant currency and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and/or as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. In addition, management analyzes revenue growth and operational results on a constant currency basis to assess how our business performed excluding the effect of foreign currency rate fluctuations. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and certain discrete cash and non-cash charges such as purchase accounting adjustments, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expenses and non-GAAP operating income – We define non-GAAP operating expenses as operating expenses excluding certain expenses related to the amortization of intangible assets, restructuring, acquisitions and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, acquisitions and goodwill impairment. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to previous acquisitions and restructuring projects. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expense and non-GAAP operating income versus operating expense and operating income calculated in accordance with GAAP. Additionally, the expenses that we exclude in our calculation of non-GAAP operating expense and non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income (loss) attributable to Itron, Inc. as income excluding the expenses associated with amortization of intangible assets, restructuring, acquisitions, goodwill impairment, amortization of debt placement fees and the tax effect of excluding these expenses. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income (loss) attributable to Itron, Inc. and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible assets, restructuring, acquisition related expense, goodwill impairment and (c) excluding the tax expense or benefit. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

Constant currency - We may refer to the impact of foreign currency exchange rate fluctuations in our discussions of financial results, which references the differences between the foreign currency exchange rates used to translate operating results from local currencies into U.S. dollars for financial reporting purposes. We also use the term “constant currency,” which represents financial results adjusted to exclude changes in foreign currency exchange rates as compared with the rates in the comparable prior year period. We calculate the constant currency change as the difference between the current period results and the comparable prior period’s results restated using current period currency exchange rates.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
NON-GAAP NET INCOME & DILUTED EPS
GAAP net income attributable to Itron, Inc.	$11,649	$8,986	$31,770	$12,678
Amortization of intangible assets	6,110	7,943	25,112	31,673
Amortization of debt placement fees	245	248	987	2,021
Restructuring	7,796	1,565	49,090	(7,263)
Acquisition-related expense (recovery)	5	16	(197)	(5,538)
Income tax effect of non-GAAP adjustments	608	(1,392)	(8,478)	(5,590)
Non-GAAP net income attributable to Itron, Inc.	$26,413	$17,366	$98,284	$27,981

Non-GAAP diluted EPS	$0.68	$0.45	$2.54	$0.73

Weighted average common shares outstanding - Diluted	39,028	38,256	38,643	38,506

ADJUSTED EBITDA
GAAP net income attributable to Itron, Inc.	$11,649	$8,986	$31,770	$12,678
Interest income	(271)	(321)	(865)	(761)
Interest expense	2,604	2,953	10,948	12,289
Income tax provision	15,325	3,039	49,574	22,099
Depreciation and amortization	16,755	18,203	68,318	75,993
Restructuring	7,796	1,565	49,090	(7,263)
Acquisition-related expense (recovery)	5	16	(197)	(5,538)
Adjusted EBITDA	$53,863	$34,441	$208,638	$109,497

FREE CASH FLOW
Net cash provided by operating activities	$33,961	$53,196	$115,842	$73,350
Acquisitions of property, plant, and equipment	(12,980)	(10,594)	(43,543)	(43,918)
Free Cash Flow	$20,981	$42,602	$72,299	$29,432

NON-GAAP OPERATING INCOME
GAAP operating income	$30,754	$16,378	$96,211	$52,846
Amortization of intangible assets	6,110	7,943	25,112	31,673
Restructuring	7,796	1,565	49,090	(7,263)
Acquisition-related expense (recovery)	5	16	(197)	(5,538)
Non-GAAP operating income	$44,665	$25,902	$170,216	$71,718

NON-GAAP OPERATING EXPENSE
GAAP operating expense	$125,909	$136,041	$564,109	$503,839
Amortization of intangible assets	(6,110)	(7,943)	(25,112)	(31,673)
Restructuring	(7,796)	(1,565)	(49,090)	7,263
Acquisition-related recovery (expense)	(5)	(16)	197	5,538
Non-GAAP operating expense	$111,998	$126,517	$490,104	$484,967

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands)

SEGMENT RECONCILIATIONS	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
NON-GAAP OPERATING INCOME - ELECTRICITY
Electricity - GAAP operating income	$17,195	$16,146	$68,287	$31,104
Amortization of intangible assets	3,223	4,367	13,273	17,663
Restructuring	2,283	(110)	7,694	(7,253)
Acquisition-related expense (recovery)	5	18	(197)	(5,655)
Electricity - Non-GAAP operating income	$22,706	$20,421	$89,057	$35,859

NON-GAAP OPERATING INCOME - GAS
Gas - GAAP operating income	$18,002	$22,485	$66,813	$67,471
Amortization of intangible assets	1,568	1,922	6,456	7,787
Restructuring	3,754	614	25,744	(287)
Gas - Non-GAAP operating income	$23,324	$25,021	$99,013	$74,971

NON-GAAP OPERATING INCOME - WATER
Water - GAAP operating income	$8,559	$8,449	$37,266	$19,864
Amortization of intangible assets	1,319	1,654	5,383	6,223
Restructuring	651	232	13,116	778
Acquisition-related expense	-	-	-	104
Water - Non-GAAP operating income	$10,529	$10,335	$55,765	$26,969

NON-GAAP OPERATING INCOME - CORPORATE UNALLOCATED
Corporate unallocated - GAAP operating loss	$(13,002)	$(30,702)	$(76,155)	$(65,593)
Restructuring	1,108	829	2,536	(501)
Acquisition-related expense (recovery)	-	(2)	-	13
Corporate unallocated - Non-GAAP operating loss	$(11,894)	$(29,875)	$(73,619)	$(66,081)

CONTACT:
Itron, Inc.
Barbara Doyle
Vice President, Investor Relations
509-891-3443
or
Rebecca Hussey
Program Manager, Investor Relations
509-891-3574